Exhibit 10.1

Annual Incentive Compensation Earned in 2004 and Long-Term Incentive Compensation Earned in 2002-04.

The Executive Compensation Committee approved the following awards pursuant to the terms of the 2004 Rohm and Haas Company Annual Incentive Plan and the 2004 Long-Term Performance Share Plan. Mr. Croisetiere’s annual incentive award includes a special award of $65,498.

Executive Officer	Annual Incentive Award	2002-04 Long-Term Award
Rajiv L. Gupta, Chairman, CEO and President	$1,236,150	$396,670
Alan E. Barton, Vice President, Coatings	227,910	96,086
Pierre R. Brondeau, Vice President, Electronic Materials	261,990	96,086
Jacques M. Croisetiere, Vice President, CFO	327,488	91,752
Joseph J. Forish, Vice President	205,644	73,523
Robert A. Lonergan, Vice President, General Counsel and Corporate Secretary	255,348	73,523
Anne M. Wilms, Vice President, CIO	164,860	52,224